Exhibit 4.21

AGREEMENT

between

GOLD FIELDS LIMITED

GFL MINING SERVICES LIMITED

MVELAPHANDA RESOURCES LIMITED

GFI MINING SOUTH AFRICA (PROPRIETARY) LIMITED

and

MVELAPHANDA GOLD (PROPRIETARY) LIMITED

AGREEMENT

between

GOLD FIELDS LIMITED

GFL MINING SERVICES LIMITED

MVELAPHANDA RESOURCES LIMITED

GFI MINING SOUTH AFRICA (PROPRIETARY) LIMITED

and

MVELAPHANDA GOLD (PROPRIETARY) LIMITED

1	INTERPRETATION

In this agreement -

1.1	clause headings are inserted for convenience only and shall not be used in its interpretation;

1.2	a natural person shall include an artificial person (whether corporate or unincorporate) and vice versa;

1.3	a word or expression which denotes the singular shall include the plural and vice versa;

1.4	words and expressions defined in the covenants agreement (as defined below) and not defined in this agreement, shall bear the same meaning where used in this agreement, unless the context clearly indicates a contrary intention;

1.5	the following words and expressions shall bear the following meanings and cognate words and expressions shall bear corresponding meanings, unless the context clearly indicates a contrary intention -

1.5.1	“adjusted DCF” - the “Adjusted DCF” as defined in schedule 1;

1.5.2	“AFSA” - Arbitration Foundation of Southern Africa (or its successor);

1.5.3	“business day” - any day other than a Saturday, a Sunday or an official public holiday in South Africa;

1.5.4	“covenants agreement” - the covenants agreement between the parties (other than GFLM) dated 26 November 2004;

1.5.5	“exchange notice date” - the “ Exchange Notice Date” as defined in schedule 1;

1.5.6	“financial year” - the financial year of the company from time to time, currently commencing on 1 July in one year and ending on 30 June in the succeeding calendar year;

1.5.7	“free cash flow” of the GFI group - in respect of a financial year or in respect of the period from the end of the preceding financial year until the exchange notice date, gross revenue less operating cash costs, less taxes paid, less royalties paid, less ongoing capital expenditure paid, less third party capital indebtedness paid and less third party interest indebtedness paid. For purposes of clarity, but without limitation, “free cash flow” shall be calculated after deducting from gross revenue the payment of any -

1.5.7.1	interest which is due and payable on the Mvela Gold loan capital and the opening intra-group loans; and

1.5.7.2	capital and/or interest which is due and payable to third party lenders;

1.5.8	“GFA” - Gold Fields Australia Proprietary Limited (Registration No. ABN:91 098 385 2857), a company incorporated according to the laws of Australia;

1.5.9	“GFG” - Gold Fields Guernsey Limited (Registration No. 24457), a company incorporated according to the laws of Guernsey;

1.5.10	“GFI-SA loan agreement” - the agreement between Mvela Gold, FirstRand Bank Limited, the company, Gold Fields, GFA and GFG dated 11 December 2003, as amended;

1.5.11	“Gold Fields group” - Gold Fields and its subsidiaries from time to time other than GFI group members;

1.5.12	“IAMGold” - IAMGold Corporation (Registration No. 421317/3), a corporation incorporated under the Canada Business Corporations Act, as amended;

1.5.13	“IAMGold transaction” - the proposed transaction announced on 11 August 2004 in terms of which certain Gold Fields subsidiaries will transfer their assets situated outside the Southern African Development Community to IAMGold in consideration for the issue of IAMGold shares;

1.5.14	“intra-group indebtedness” - indebtedness of any GFI group member to any Gold Fields group member, howsoever arising and whether or not due and/or payable;

1.5.15	“JSE” - JSE Securities Exchange South Africa;

1.5.16	“new project debt” - amounts lent and advanced by Gold Fields or any other Gold Fields group member after the signature date to the company or any other GFI group member on loan account, which are subsequently utilised to finance new projects;

1.5.17	“new projects” - projects commenced and undertaken by any GFI group member after the signature date, inter alia, to -

1.5.17.1	access ground below infrastructure existing at the commencement date, namely infrastructure below 50 level at the Driefontein mine, below 42 level at the Kloof mine and the construction of a number 5 shaft currently being mooted at the Beatrix mine; or

1.5.17.2	develop any asset acquired by any GFI group member after the commencement date;

1.5.18	“ongoing capital expenditure” - the cost of sustaining operations, other than new projects, in accordance with their life of mine plans;

1.5.19	“opening intra-group loans” - collectively, the reorg loan and the opening loan;

1.5.20	“opening loan” - an aggregate amount of R1 128 400 000 lent and advanced on shareholders’ loan account by Gold Fields and/or GFLM to the company and which was owing as at the commencement date, plus interest accruing thereon and costs incurred in relation thereto, which loan -

1.5.20.1	was advanced prior to the commencement date in the ordinary course of business;

1.5.20.2	has not been repaid, whether in part or in whole; and

1.5.20.3	accrues interest at a rate equivalent to the Standard Bank overnight borrowing rate from time to time, which interest is charged on a monthly basis,

and/or any replacement loan;

1.5.21	“parties” - collectively, Gold Fields, GFLM, Mvela Resources, the company and Mvela Gold;

1.5.22	“reorg loan” - the amount of R601 000 000 which is presently owing by the company to GFLM, being the balance of the purchase price payable by the company under the GF reorganisation agreement, plus interest accruing thereon and costs incurred in relation thereto, which loan -

1.5.22.1	has not been repaid, whether in part or in whole; and

1.5.22.2	accrues interest at a rate equivalent to the Standard Bank overnight borrowing rate from time to time, which interest is charged on a monthly basis,

and/or any replacement loan;

1.5.23	“replacement loan” - any loan which substitutes or replaces all or part of either or both of the opening intra-group loans;

1.5.24	“schedule 1” - schedule 1 to the Mvela Gold subscription agreement;

1.5.25	“signature date” - the date of signature of this agreement by its last signing signatory;

1.5.26	“South Africa” - the Republic of South Africa;

1.5.27	“third party” - a person who is neither a Gold Fields group member nor a GFI group member;

1.5.28	“transaction documents” - the “Transaction Documents” as defined in the GFI-SA loan agreement;

1.5.29	“transaction participants” - the “Transaction Participants” as defined in the GFI-SA loan agreement;

1.6	unless the context clearly indicates a contrary intention, any word or expression defined in the body of this agreement as opposed to being defined in 1.5 shall have the meaning assigned to it in such definition throughout this agreement;

1.7	any reference to any statute shall be a reference to that statute as at the signature date, and as amended or re-enacted from time to time thereafter;

1.8	unless the context clearly indicates a contrary intention, the word “subsidiary” and the expression “holding company” shall bear the respective meanings assigned to them in the Companies Act No. 61 of 1973;

1.9	unless the context clearly indicates a contrary intention, if any provision in 1.5 is a substantive provision conferring rights or imposing obligations on any party, effect shall be given to it as if it were a substantive provision in the body of this agreement;

1.10	when any number of days is prescribed, such number shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day other than a business day, in which case the last day shall be the next succeeding business day.

This agreement having been negotiated, the contra proferentum rule shall not apply in its interpretation.

2	INTRODUCTION

2.1	The transaction documents stipulate the terms and conditions of the acquisition by Mvela Gold of an interest in the company and the funding thereof.

2.2	On or about the date of announcement of Gold Fields’ consolidated results for the 2004 financial year, Mvela Resources requested Gold Fields to consider certain amendments to the transaction documents to afford Mvela Resources greater protection in certain areas.

2.3	Shortly after the announcement of the IAMGold transaction, Gold Fields requested Mvela Resources and the other transaction participants to agree to certain amendments to the transaction documents in part fulfilment of a condition precedent to the IAMGold transaction.

2.4	Pursuant to negotiations, the parties have now reached agreement on the matters contemplated in 2.2 and 2.3 and wish to record the terms thereof in this agreement.

3	AMENDMENTS TO TRANSACTION DOCUMENTS

3.1	Free cash flow

Subject to the approvals referred to in 3.6 being obtained, each of Gold Fields, GFLM and the company (collectively, the “GF entities”) hereby agrees in favour of each of Mvela Gold and Mvela Resources (collectively, the “Mvela entities”) that the covenants agreement, the Mvela Gold subscription agreement and any other transaction documents, to the extent applicable are hereby amended to provide for the following -

3.1.1	no member of the GFI group shall at any time on or prior to the exchange notice date, pay, repay, set-off or reduce or discharge in any other manner whatsoever any of the liabilities or obligations of the GFI group in relation to all or any part of either or both of the opening intra-group loans (other than the payment of any interest which has accrued thereon, and is due and payable, from time to time), nor shall any member of the GFI group be required to do so. Each of the GF entities warrants to each of the Mvela entities that no liability or obligation in relation to all or part of either or both of the opening intra-group loans has been paid, repaid, set-off or reduced or discharged in any manner whatsoever at any time on or prior to the signature date;

3.1.2	for purposes of the adjusted DCF calculation (exchange ratio) contemplated in schedule 1 -

3.1.2.1	the capital and interest outstanding in respect of the opening intra-group loans at the exchange notice date shall be disregarded as assets in the adjusted DCF of Gold Fields and shall be disregarded as liabilities in the adjusted DCF of the company;

3.1.2.2	without prejudice to any other right which either of the Mvela entities may have, any cash paid, assets distributed or liabilities reduced by any GFI group member to pay, repay, set-off or reduce or discharge in any other manner whatsoever -

3.1.2.2.1	any liabilities or obligations in relation to all or any part of either or both of the opening intra-group loans in breach of the provisions of 3.1.1; and/or

3.1.2.2.2	any interest which has accrued and is due and payable from time to time on either or both of the opening intra-group loans,

shall be deemed not to have been so paid, distributed or reduced, and the amount thereof shall be added back in calculating the adjusted DCF of the company and deducted in calculating the adjusted DCF of Gold Fields;

3.1.3	subject to the restriction in 3.1.1, the free cash flow in respect of each financial year and in respect of the period from the previous financial year end until (and including) the exchange notice date (“relevant free cash flow”) shall be applied by the GFI group as follows -

3.1.3.1	50% of the relevant free cash flow shall be utilised to pay interest and capital on any intra-group indebtedness (other than the opening intra-group loans and the new project debt), first applied to interest and then to capital;

3.1.3.2	the balance of the relevant free cash flow shall be applied in the discretion of the board (including, in its sole discretion, the repayment of new project debt);

3.1.4	for purposes of the adjusted DCF calculation (exchange ratio) contemplated in schedule 1, but without prejudice to any other right which either of the Mvela entitles may have, any intra-group indebtedness (whether capital or accrued interest) outstanding as at the exchange notice date as a consequence of a breach of the provisions of 3.1.3, shall be disregarded as an asset in the adjusted DCF of Gold Fields and shall be disregarded as a liability in the adjusted DCF of the company (and any interest paid thereon or costs incurred by any GFI group member in relation thereto shall be deemed not to have been so paid or incurred).

3.2	Financial support and encumbrances

Subject to the approvals referred to in 3.6 being obtained and the IAMGold transaction being implemented, each of the GF entities hereby agrees in favour of each of the Mvela entities that the covenants agreement and any other transaction documents, to the extent applicable are hereby amended to provide for the following -

3.2.1	no GFI group member shall at any time on or after the date of implementation of the IAMGold transaction -

3.2.1.1	provide any guarantee, suretyship, undertaking, indemnity, commitment, other form of intercession or financial support or any similar or like assurance (collectively, “financial support”) in relation to any liability or obligation of any nature of any Gold Fields group member; or

3.2.1.2	allow any “Encumbrance” (as defined in the GFI-SA loan agreement) (“encumbrance”) to be created or to exist over any of the properties, assets or revenues of any GFI group member as security for any of the debts, liabilities or obligations of any nature of any Gold Fields group member;

3.2.2	as from the date of implementation of the IAMGold transaction, no financial support or encumbrance from or relating to any GFI-SA group member shall exist in relation to any of the debts, liabilities or obligations of any Gold Fields group member or exist over any of the properties, assets or revenues of any GFI group member as security for any such debts, liabilities or obligations of any Gold Fields group member. If any such financial support or encumbrance currently exists or comes into existence, Gold Fields shall procure that such financial support or encumbrance (as the case may be) is forthwith cancelled with effect from the date of implementation of the IAMGold transaction, without prejudice to any other right which either of the Mvela entities may have.

3.3	Floor number and ceiling number

3.3.1	In this 3.3 -

3.3.1.1	“a” shall mean the number of Gold Fields shares required to be issued to Mvela Gold in exchange for GFI-SA ordinary shares in terms of schedule 1 (prior to its amendment in accordance with this 3.3 but after its amendment in accordance with 3.1);

3.3.1.2	“ceiling number” shall mean the maximum number of Gold Fields shares to which Mvela Gold shall be entitled under schedule 1 (including, without limitation, clause 19.1 of the covenants agreement read with schedule 1), being 55 000 000 Gold Fields shares, which number is subject to adjustment in accordance with the remaining provisions of this 3.3 and/or 3.4.1;

3.3.1.3	“floor number” shall mean the minimum number of Gold Fields shares to which Mvela Gold shall be entitled under schedule 1 (including, without limitation, clause 19.1 of the covenants agreement read with schedule 1), being 45 000 000 Gold Fields shares, which number is subject to adjustment in accordance with the remaining provisions of this 3.3 and/or 3.4.1;

3.3.1.4	“market value” of a Gold Fields share as at a date shall mean the volume weighted average price at which a Gold Fields share trades on the JSE during the ten trading days immediately preceding that date;

3.3.1.5	“special distribution” - any payment or distribution of any nature (whether in cash or in specie) by Gold Fields to its shareholders or any person that directly or indirectly controls or is controlled by any shareholder of Gold Fields or any one of them (including, without limitation, by way of dividend or the repurchase of any Gold Fields shares, other than the 98 467 758 Gold Fields shares owned as at the signature date by Norilsk Nickel) utilising, directly or indirectly, the proceeds of any sale, cession or other form of disposal of any of the capital or fixed assets (whether tangible or intangible) of any member of the Gold Fields group or the GFI group or any disposal by any member of the Gold Fields group or of the GFI group of any business (or part thereof) as a going concern or any other disposal of assets outside the normal, ordinary and regular course of business (other than any repurchase of the Gold Fields shares if and to the extent that either of the Mvela entities and/or any other member of the Mvela Resources group thereafter, directly or indirectly, acquires the Gold Fields shares so acquired or otherwise, directly or indirectly, benefits in the repurchase of the Gold Fields shares concerned).

3.3.2	The provisions of this 3.3 and 3.4 have been agreed upon in order to ensure that, if the GFI ordinary shares acquired by Mvela Gold (or its rights in respect thereof) are exchanged for new Gold Fields shares in terms of schedule 1 and/or clause 19 of the covenants agreement read with schedule 1, Mvela will acquire on the date upon which such share exchange is implemented (the “share exchange date”) not less than the floor number and not more than the ceiling number, which numbers shall be adjusted on the share exchange date, if any of the provisions of this 3.3 or 3.4 are applicable, to ensure that the respective market values thereof at the share exchange date are such that Mvela Gold is placed in the same financial position as it would have been in had it owned the floor number or ceiling number (as the case may be) on the signature date.

3.3.3	The following principles shall be applied in determining the adjustments (if any) to the floor number and the ceiling number-

3.3.3.1	no adjustment will be made for changes in the market value thereof which are attributable to general market risk prior to the share exchange date;

3.3.3.2	no adjustment will be made for changes in the market value thereof which are attributable to decisions of Gold Fields’ management made prior to the share exchange date;

3.3.3.3	adjustments will be made in the event of any consolidation and/or subdivision of the Gold Fields shares and/or any other “mechanical/numerical” changes in the share capital structure of Gold Fields prior to the share exchange date;

3.3.3.4	adjustments will be made for any special distributions declared or made prior to the share exchange date;

3.3.3.5	adjustments will be made to ensure that the market value thereof on the share exchange date remains unaffected by any prior corporate activity which Gold Fields is subjected to or undertakes and which relates to or affects the capital of Gold Fields, whether directly or indirectly (“corporate activity”) including, but without limitation, rights issues and third party placements of Gold Fields shares which are made at a discount of more than 10% to the then market value and repurchases of Gold Fields shares (other than the 98 467 758 Gold Fields shares owned as at the signature date by Norilsk Nickel) which are made at a premium of more than 10% to the then market value; and

3.3.3.6	any adjustment in the floor number shall result in a pro rata adjustment to the ceiling number and vice versa.

3.3.4	For the avoidance of doubt, any adjustments made pursuant to this 3.3 and/or 3.4 shall be -

3.3.4.1	made to the number of Gold Fields shares constituting the floor number and ceiling number only (and in no other respect); and

3.3.4.2	calculated and made once only, on and with effect from the share exchange date (and no earlier or later date).

3.3.5	Having regard to the preceding provisions of 3.3, but subject to the approvals referred to in 3.6 being obtained, each of the GF entities hereby agrees in favour of each of the Mvela entities that the covenants agreement and the Mvela Gold subscription agreement (and any other transaction documents, to the extent applicable) are hereby amended to provide for the following -

3.3.5.1	if, after making any adjustments (if any), “a” is -

3.3.5.1.1	less than or equal to the floor number, the floor number of Gold Fields shares shall be issued to Mvela Gold under schedule 1;

3.3.5.1.2	greater than or equal to the ceiling number, the ceiling number of Gold Fields shares shall be issued to Mvela Gold under schedule 1;

3.3.5.1.3	greater than the floor number and less than the ceiling number, the number of Gold Fields shares to be issued to Mvela Gold under schedule 1 shall be that number comprising “a”;

3.3.5.2	if, prior to the share exchange date -

3.3.5.2.1	Gold Fields issues shares credited as fully paid to its shareholders by way of a capitalisation of profits or reserves (including, without limitation, any share premium, stated capital or capital redemption reserve fund); or

3.3.5.2.2	there is a decrease in the nominal value of a Gold Fields share as a result of a subdivision; or

3.3.5.2.3	there is an increase in the nominal value of a Gold Fields share as a result of a consolidation,

then, as at the share exchange date, the floor number and ceiling number shall be increased or decreased (as the case may be) so as to ensure that, after the adjustment, the floor number and the ceiling number constitute the same respective proportions of Gold Fields’ equity shares as the existing floor number and existing ceiling number (respectively) of Gold Fields’ equity shares prior to happening of the event;

3.3.5.3	if a corporate activity occurs or a special distribution is made or declared, the following shall apply -

3.3.5.3.1	the floor number and the ceiling number shall be adjusted (if and to the extent that any of the provisions of this 3.3 and/or 3.4.1 apply) so as to ensure that the respective market values thereof as at the share exchange date are equal to the respective market values thereof prior to the occurrence of the corporate activity or special distribution concerned;

3.3.5.4	if either Gold Fields or Mvela Resources disputes any adjustment contemplated in this 3.3 and/or 3.4.1, then (in the absence of any agreement in writing between them regarding such adjustment) either of them shall be entitled to refer that dispute for determination by an independent merchant or investment banker of international standing. Such independent merchant or investment banker (“IMB”) shall be such person as is agreed upon by Mvela Resources and Gold Fields. If they fail to reach such agreement on the appointment of such person within a period of forty-eight hours after the one calling on the other to so agree, then an IMB of international standing shall, at the request of either Mvela Resources or Gold Fields, be selected by the chairperson of AFSA (or his successor) within five business days (or within such longer period as such chairperson may reasonably require) of being requested to do so by either Mvela Resources or Gold Fields. Once the IMB has been selected, he shall be appointed by Mvela Resources and Gold Fields within seven days of being selected. The costs of the IMB shall be borne equally by Mvela Resources and Gold Fields. The IMB shall-

3.3.5.4.1	act as an expert and not as arbitrator and his determination shall be final and binding on the parties in the absence of manifest error in calculation and shall be carried into effect without delay; and

3.3.5.4.2	have a period of fourteen days (or such longer period as he may reasonably require) from the date of his appointment to make his determination.

3.4	Clause 19 of the covenants agreement

3.4.1	Clause 19.1.1 of the covenants agreement provides, inter alia, that if the alternative in clause 19.1.1 is selected by Gold Fields, Mvela Gold will acquire listed shares of the offeror or proposer (“offeror shares”), mutatis mutandis, in accordance with the valuation methodology. Without in any way limiting this principle, it is agreed that -

3.4.1.1	the valuation methodology will include the amendments to schedule 1 and to the transaction documents stipulated in this agreement; and

3.4.1.2	if the offeror or proposer assumes, in terms of clause 19.1.1 of the covenants agreement, all of Gold Fields’ rights and obligations under clause 19 of the covenants agreement, then the floor number and ceiling number of offeror shares to be issued to Mvela Gold in terms of schedule 1 shall be calculated as follows -

3.4.1.2.1	if the outside offer consideration comprises shares, the floor number and ceiling number of offeror shares -

3.4.1.2.1.1	as at the date of implementation of the outside offer shall be determined by multiplying the floor number and the ceiling number of Gold Fields shares (as at the date of implementation of the outside offer) by the number of offeror shares offered for each Gold Fields share under the outside offer;

3.4.1.2.1.2	on the share exchange date shall be subject to adjustment, mutatis mutandis, in accordance with the provisions of 3.3;

3.4.1.2.2	if the outside offer consideration comprises cash, by multiplying the floor number and ceiling number of Gold Fields shares as at the date of implementation of the outside offer by the cash price offered for each Gold Fields share under the outside offer divided by the volume weighted average price on the JSE (or other share exchange, if the offeror’s shares are not listed on the JSE) of a share in the offeror for the ten trading day period immediately prior to the date of the public announcement referred to in clause 19.1 of the covenants agreement. The floor number and ceiling number of offeror shares on the share exchange date shall be subject to adjustment, mutatis mutandis, in accordance with the provisions of 3.3.

3.4.2	If Gold Fields selects the alternative in clause 19.1.2 of the covenants agreement, the -

3.4.2.1	calculation of the number of Gold Fields shares to be issued to Mvela Gold under clause 19.1.2.3 of the covenants agreement shall take account of the amendments to schedule 1 and to the transaction documents stipulated in this agreement; and

3.4.2.2	number of Gold Fields shares to be issued to Mvela Gold under clause 19.1.2.3 of the covenants agreement shall be no less than the floor number and no more than the ceiling number, as adjusted.

3.4.3	If Gold Fields selects the alternative in clause 19.1.4 of the covenants agreement, the calculation of the fair market value of the empowerment interest or Mvela Gold’s equity shares and other shares in the capital of the company in terms of clause 19.1.4.1.1 of the covenants agreement shall take account of the amendments to schedule 1 and the transaction documents stipulated in this agreement. Accordingly and applying, but without limiting, the requirement in clause 19.1.4 of the covenants agreement that the fair market value be calculated taking into account the principles contained in the valuation methodology, such fair market value shall not be -

3.4.3.1	less than an amount equal to the volume weighted average price at which a Gold Fields share traded on the JSE during the ten trading days immediately preceding the date of the first public announcement referred to in clause 19.1 of the covenants agreement (“market price”) multiplied by the floor number, as adjusted; and

3.4.3.2	more than an amount equal to the market price multiplied by the ceiling number, as adjusted.

3.4.4	Each of the GF entities hereby agrees in favour of each of the Mvela entities that the covenants agreements (and any other transaction documents, to the extent applicable) are hereby amended as set out in this 3.4.

3.4.5	The provisions of this 3.4 shall be subject to the approvals in 3.6 being obtained.

3.5	IAMGold transaction

Each of the Mvela entities hereby agrees, simultaneously with the execution of this agreement, to enter into and execute an addendum to the GFI-SA loan agreement, substantively in the form of annexure A hereto.

3.6	Written notice from Senior Agent

Each amendment to schedule 1 and the transaction documents contained in this 3 is subject to the Senior Agent (as defined in the GFI-SA loan agreement) providing Gold Fields and Mvela Resources with a written notice that all (and not only some) of the amendments to the transaction documents in this 3 have been approved by the requisite majority of the Senior Lenders (as defined in the GFI-SA loan agreement) and the Mezzanine Investors (as defined in the GFI-SA loan agreement) and, accordingly, that the transaction documents are so amended. Each party shall use its reasonable commercial endeavours to procure the obtaining of such approvals, and the delivery of such notice, as soon as reasonably possible after the signature date.

3.7	Gold Fields’ general meeting

3.7.1	If and to the extent that either of Gold Fields or Mvela Resources is of the opinion that the provisions of 3.1, 3.3 and/or 3.4 of this agreement require the approval of Gold Fields’ shareholders, Gold Fields shall convene a meeting of its shareholders by not later than 30 June 2005 at which it shall propose such resolutions as are required to approve and ratify such provisions of this agreement.

3.7.2	For purposes of clarity, it is recorded that the amendments to the transaction documents referred to in -

3.7.2.1	3.1, 3.3 and 3.4 are not subject to the IAMGold transaction being implemented;

3.7.2.2	3.2 and 3.5 are subject to the IAMGold transaction being implemented.

4	BREACH

Subject to any provision providing for a specific remedy for a breach, should any party (“defaulting party”) breach any provision of this agreement and fail to remedy such breach within seven days of receiving written notice requiring such remedy from a party aggrieved thereby (“aggrieved party”), then the aggrieved party shall be entitled, without prejudice to its other rights in law including, without limitation, any right to claim damages, to claim immediate specific performance of all of the defaulting party’s obligations then due for performance; provided that no party shall be entitled to unilaterally cancel this agreement.

5	DISPUTES

5.1	Save where a specific dispute resolution procedure is provided in this agreement, should a dispute of whatever nature arise in regard to the interpretation or effect of, or the validity, enforceability or rectification (whether in whole or in part) of, or the respective rights or obligations of the parties (or any of them) under, or a breach or termination of, this agreement or as between the parties in relation to the provisions of the amendments to the transaction documents contemplated in this agreement, then any party shall be entitled to refer the dispute to be finally resolved in accordance with the rules of AFSA by an arbitrator or arbitrators appointed by AFSA.

5.2	Notwithstanding anything to the contrary contained in this 5, any party shall be entitled to apply for, and if successful, be granted, an interdict from any competent court having jurisdiction.

5.3	For the purposes of 5.2 and for the purposes of having any award made by the arbitrator/s being made an order of court, each of the parties hereby submits itself to the non-exclusive jurisdiction of Witwatersrand Local Division of the High Court of South Africa.

5.4	This 5 is severable from the rest of this agreement and shall, notwithstanding any termination of this agreement, remain in full force and effect.

5.5	The parties acknowledge that the purpose of any exchange of information or document or the making of any offer of settlement pursuant to this 5 is to attempt to settle the dispute between the parties. No party may use any information or document obtained through the dispute resolution process established by this 5 for any purpose other than in an attempt to settle a dispute between that party and the other parties.

6	DOMICILIA AND NOTICES

6.1	The parties choose their respective domicilia citandi et executandi (“domicilia”) for all purposes pursuant to this agreement at the respective addresses set out in the covenants agreement (on the basis that the domicilia of GFLM for all purposes pursuant to this agreement shall be the same as that of Gold Fields in terms of the covenants agreement).

6.2	Any party shall be entitled from time to time, by written notice to the others, to vary its domicilia.

6.3	Notwithstanding any other provision of this agreement, this 6 shall not operate so as to invalidate the giving or receipt of any written notice which is actually received by a party other than by a method contemplated in this 6 or elsewhere in this agreement.

7	GOVERNING LAW

All matters arising from or in connection with this agreement including, without limitation, its interpretation, validity, existence or termination shall be determined in accordance with the laws of South Africa.

8	GENERAL

8.1	Save as otherwise expressly provided in this agreement, the effective date of this agreement is the signature date. Any amendments made to any of the transaction documents and/or schedule 1 in terms of this agreement shall, unless otherwise expressly provided in this agreement, be deemed to have been made with effect from the signature date.

8.2	Save for the amendments to the transaction documents and/or schedule 1 contemplated herein, the provisions of the transaction documents and/or schedule 1 shall remain unaltered and of full force and effect.

8.3	The company shall procure that each member of the GFI group complies with the provisions of this agreement.

8.4	Gold Fields shall procure that each Gold Fields group member and each GFI group member complies with the provisions of this agreement.

8.5	This agreement constitutes the sole record of the agreement between the parties in regard to the subject matter thereof and no party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded herein.

8.6	If there is any conflict between any of the provisions of this agreement, on the one hand, and those of any of the transaction documents and/or schedule 1, on the other hand, the provisions of this agreement shall prevail.

8.7	No addition to, variation of consensual cancellation to this agreement shall be of any force or effect unless in writing and signed by or on behalf of the parties.

8.8	No indulgence which any party (“grantor”) may grant to any other (“grantee”) shall constitute a waiver of any of the rights of the grantor, which shall not thereby be precluded from exercising any rights against the grantee which may have arisen in the past or which might arise in the future.

8.9	The provisions of this agreement shall be binding upon the successors-in-title and permitted assigns of the parties. Accordingly, the rights and obligations of each party arising out of this agreement shall devolve upon and bind its legal and personal representative/s, successors-in-title and permitted assigns.

8.10	Save as otherwise expressly provided in this agreement, this agreement is personal to the parties and no party shall be entitled to cede, assign, delegate, transfer or otherwise make over any of its rights or obligations hereunder without the prior written consent of the other parties.

8.11	Unless otherwise required by law or the rules of any recognised stock exchange or regulatory authority, this agreement shall remain confidential and shall not be disclosed by any party to anyone without the prior written consent of each of the other parties, which consent shall not be unreasonably withheld or delayed.

8.12	Subject to 8.11, any publicity in relation to this agreement shall be handled jointly by the parties, who shall consult and agree with each other in regard thereto in advance of any publication, which agreement may not be unreasonably withheld or delayed.

8.13	In regard to the application of the provisions of this agreement and its underlying intent, each party undertakes to observe the utmost good faith towards the others at all times.

8.14	This agreement may be executed in one or more counterparts and in separate counterparts, each of which when executed shall be deemed to be an original and when taken together shall constitute one and the same agreement.

9	COSTS

The Mvela entities’ and the GF entities’ costs of the negotiation, preparation, drafting and execution of this agreement and of the amendments in 3 (including, without limitation, the parties’ respective legal fees) shall be borne and paid by Mvela Resources and Gold Fields in equal shares.

Signed at Parktown	on	17th November 2004

	for	Gold Fields Limited

who warrants that he is duly
authorised hereto

Signed at Parktown	on	17th November 2004

	for	GFL Mining Services Limited

who warrants that he is duly
authorised hereto

Signed at Parktown	on	17th November 2004

	for	Mvelaphanda Resources Limited

who warrants that he is duly
authorised hereto

Signed at Parktown	on	17th November 2004

	for	GFI Mining South Africa (Proprietary) Limited

who warrants that he is duly
authorised hereto

Signed at Parktown	on	17th November 2004

	for	Mvelaphanda Gold (Proprietary) Limited

who warrants that he is duly
authorised hereto